TIDAL ETF TRUST 485BPOS

Exhibit 99.(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated June 28, 2022, relating to the financial statements and financial highlights of SoFi Smart Energy ETF (formerly, iClima Distributed Smart Energy ETF), for the period ended April 30, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

August 8, 2022